Exhibit 24.5

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that I, the undersigned, do hereby appoint Daniel A, Hamann, or Deryl F. Hamann, or either of them, attorney for me and in my name and on my behalf to sign the Annual Report on Form 10-K of Great Western Bancorporation, Inc. for the fiscal year ended June 30, 2005, to be filed or as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 with respect to the registration of the cumulative trust preferred securities of GWB Capital Trust I and the cumulative trust preferred securities of GWB Capital Trust II, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

IN WITNESS WHEREOF, I have hereunto set my hand this 29th day of August 2005,

/S/ Jeffory A. Erickson
Jeffory A. Erickson